LAW OFFICES
    BALLARD SPAHR ANDREWS & INGERSOLL, LLP                      BALTIMORE, MD
        1735 MARKET STREET, 51ST FLOOR                           DENVER, CO
     PHILADELPHIA, PENNSYLVANIA 19103-7599                   SALT LAKE CITY, UT
                 215-665-8500                                   VOORHEES, NJ
               FAX: 215-864-8999                               WASHINGTON, DC
           LAWYERS@BALLARDSPAHR.COM                            WILMINGTON, DE


                                 March 14, 2003


PBHG Funds
c/o Pilgrim Baxter & Associates, Ltd.
1400 Liberty Ridge Drive
Wayne, PA 19087-5593


                  RE:  Shares of PBHG Emerging Growth Fund

Ladies and Gentlemen:

                  We have acted as counsel to PBHG Funds, a Delaware statutory trust (the "Company"), in connection with that certain Plan of Reorganization (the "Plan") adopted by the Company, on behalf of its series portfolios, PBHG Emerging Growth Fund ("Emerging Growth Fund") and PBHG New Opportunities Fund ("New Opportunities Fund").

                  The Plan provides for the reclassification of the shares of New Opportunities Fund and the change of the outstanding shares of New Opportunities Fund into shares of Emerging Growth Fund based on the net asset values of the two funds (the "Reorganization"). All of the assets of New Opportunities Fund will become assets and liabilities of Emerging Growth Fund. The value of each New Opportunities Fund shareholder's account immediately after the Reorganization will be the same as the value of their account prior to the Reorganization.

                  In connection with our giving this opinion, we have examined copies of the Company's Certificate of Trust, Agreement and Declaration of Trust (the "Trust Agreement"), and resolutions of the Board of Trustees adopted February 18, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Company.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the shares of Emerging Growth Fund to be issued to the New Opportunities Fund shareholders pursuant to the Plan (the "Emerging Growth Fund Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the Emerging Growth Fund Shares, when issued by the Company to the shareholders of New Opportunities Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

                  Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Company shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.



                             Very truly yours,

                             /s/ Ballard Spahr Andrews & Ingersoll, LLP


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